Exhibit 10(iii)(A)(50)
THE INTERPUBLIC GROUP OF COMPANIES, INC. 2014 PERFORMANCE INCENTIVE PLAN
PERFORMANCE CASH AWARD AGREEMENT
THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the "Company"), hereby grants to the Participant named below a Performance Cash Award (the "Performance Cash Award") to be settled in cash. The terms and conditions of the Performance Cash Award are set forth in this Award Agreement (this "Agreement"), The Interpublic Group 2014 Performance Incentive Plan (the "Plan"), which is attached hereto as Exhibit A and the addendum to the Award Agreement (the "Addendum") which is attached hereto as Exhibit C.

Date of Award	[DATE]	Participant's Name	[NAME]
Target Amount to be Paid Upon Vesting	[X]
Performance Period
Vesting Date
Subject to the (i) terms of the Plan, (ii) the [retirement, ]forfeiture, cancellation, and rescission provisions of this Agreement and (iii) Participant's execution of the non-solicitation and non-service agreement that is attached hereto as Exhibit B, the scheduled Vesting Date is as provided in the Participant's award letter, or such later date as specified in the following paragraph.
Notwithstanding any other provision of this Agreement, if the audit of the Company's consolidated financial statements for the years included in the Performance Period (the "Audited Financials") has not been completed more than fifteen (15) days before the Vesting Date set forth above, the Vesting Date shall be delayed until the earlier of (i) the thirtieth (30th) day after the completion of the Audited Financials for the years included in the Performance Period or (ii) the date the Actual Payment Amount (as defined below) is paid. Except as otherwise provided in the Plan or this Agreement, any portion of this Performance Cash Award that is not vested on the date the Participant ceases to be an employee of the Company and its Subsidiaries and Affiliates shall be forfeited.

Actual Payment Amount
The "Actual Payment Amount" (to the extent vested) shall be between 0 and 2 times the "Target Amount to be Paid Upon Vesting," as determined by the Committee based on performance against the financial metrics described in the Performance Cash Award Letter from the Company (the "Performance Criteria").

Payment Date
The Actual Payment Amount (to the extent vested) shall be paid to the Participant during the calendar year in which the Vesting Date occurs, subject to the following:
•    If the Participant dies before the Vesting Date, the Target Amount to be Paid Upon Vesting shall be paid within 90 days after the Participant’s death; and
•    If the Participant's employment terminates within two (2) years after a Change of Control (and before the Vesting Date), the Actual Payment Amount (to the extent vested) shall be paid at the time prescribed by the Change of Control provisions of this Agreement.

The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as otherwise expressly provided in this Agreement, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Please (i) review the rest of this Agreement, the Addendum, the Plan document and the non-solicitation and non-service agreement attached hereto as Exhibit B, and (ii) execute this Agreement and Exhibit B by clicking "Accept" below.
By clicking "Accept" below, the Participant expressly accepts and agrees to be bound by the terms and conditions of (i) this Agreement (including the terms under "Forfeiture of Award" and “Cancellation and Rescission”) and (ii) the non-solicitation and non-service agreement attached hereto as Exhibit B.
THE INTERPUBLIC GROUP OF COMPANIES, INC.

Ken Lareau
VP, Global Compensation and Benefits

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2014 PERFORMANCE INCENTIVE PLAN
PERFORMANCE CASH AWARD AGREEMENT
The following terms and conditions supplement the terms of the Plan and govern the Performance Cash Award:

Achievement of Performance Criteria
Subject to the terms of the Plan, the Committee shall have sole and exclusive discretion to determine whether and the extent to which the applicable Performance Criteria has been achieved, and the corresponding amount that is payable pursuant to this Performance Cash Award. Except in the case of death or a Change of Control, the Performance Cash Award shall not vest and no payment shall be made pursuant to this Performance Cash Award unless the Committee has certified in writing that the Performance Criteria and all other material terms of this Performance Cash Award have been satisfied.

Tax Withholding
The Award is subject to withholding for taxes at the time and in the amount determined by the Company or the Participant’s employer. Regardless of any action the Company or the Participant's employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax–related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax–Related Items legally due by the Participant is and remains the Participant's responsibility. Neither the Company nor the Participant's employer: (a) make any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Cash Award, including the grant of the Performance Cash Award, and the vesting or settlement of the Performance Cash Award; or (b) commit to structure the terms of the grant or any aspect of the Performance Cash Award to reduce or eliminate the Participant's liability for Tax-Related Items.
If the Participant's country of residence (and/or country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a sufficient portion of the Actual Payment Amount equal to the amount of Tax-Related Items required to be withheld. If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Participant's employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this Performance Cash Award, the Participant expressly consents to the withholding method as provided for hereunder. All other Tax-Related Items related to the Performance Cash Award and amounts delivered in settlement thereof are the Participant’s sole responsibility. Neither the Company nor any of its Subsidiaries or Affiliates is responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.

Change of Control
This Performance Cash Award shall not vest or become immediately payable merely upon the occurrence of a Change of Control. However, the following provisions shall apply if a Change of Control occurs before the Vesting Date:
(i) Upon the Change of Control, the Actual Payment Amount shall be fixed at no less than Target. Such Actual Payment Amount shall continue to be conditioned on the Participant remaining employed by the Company or a Subsidiary or Affiliate through the Vesting Date (subject to the provisions of the Plan, this Agreement and the Addendum with respect to [Retirement, ]death and Disability, and paragraph (ii), below), and shall be paid at the time prescribed by this Agreement.
(ii) If prior to the Vesting Date and within 24 months after the Change of Control, the Participant has a Termination of Employment either (1) by the Company (including its successor) or the Participant's employer without Cause or (2) if the Participant has “good reason” rights under the Company’s Executive Severance Plan or an employment agreement, by the Participant for “good reason” (as defined in the applicable plan or agreement), then (A) this Award shall become immediately vested and payable to the Participant, and (B) the Payment Date shall occur within 30 days after the Participant's Termination of Employment (subject to the six-month delay rule set forth in Section 12(p)(2) of the Plan).

[Retirement]
[If the Participant terminates service due to Retirement (as defined below) prior to the Vesting Date, the Participant shall vest in a portion of the Performance Cash Award. Such portion shall be calculated by (i) multiplying the Target Amount to be Paid Upon Vesting by a fraction, the numerator of which is the Participant’s number of completed months of service with the Company, its Subsidiaries or Affiliates from the first day of the Performance Period to the Participant’s Termination of Service, and the denominator of which is the number of months in the Performance Period (such resulting amount, the “Reduced Target Amount to be Paid Upon Vesting”), and (ii) further adjusting the Reduced Target Amount to be Paid Upon Vesting up or down based on actual performance through the end of the Performance Period. Such vested portion shall be paid on the Payment Date prescribed by this Agreement, and any portion of the Award that is not vested shall be forfeited without consideration.
For purposes of this Agreement, “Retirement” means a voluntary Termination of Service with the Company’s approval after the Participant has attained age 65.
For purposes of this Agreement, “Termination of Service” means the date the Participant ceases to provide material services to the Company and its Affiliates and Subsidiaries, which includes service as an employee, board member or consultant, as determined by the Company in its sole discretion.]

Compliance with Local Laws
If the Participant is a resident of or employed in a country other than the United States, the Participant agrees, as a condition of the Performance Cash Award, to repatriate all payments attributable to the Performance Cash Award in accordance with local foreign exchange rules and regulations in the Participant's country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and the Participant's employer as may be required to allow the Company and the Participant's employer to comply with local laws, rules and regulations in the Participant's country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions that may be required to comply with the Participant's personal legal and tax obligations under local laws, rules and regulations in the Participant's country of residence (and country of employment, if different).

EU Age Discrimination Rules
If the Participant is resident and/or employed in a country that is a member of the European Union, the grant of the Performance Cash Award and this Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

Forfeiture of Award
Before accepting this Performance Cash Award, the Participant must disclose to the Company in writing all grants to the Participant of options, shares and other equity rights with respect to any Subsidiary of the Company ("Subsidiary Grants") that are still outstanding. Failure to disclose in writing the existence of any such outstanding Subsidiary Grants shall result in immediate cancellation and forfeiture of the Performance Cash Award set forth in this Agreement, unless the Committee determines in its sole discretion that such failure was reasonable under the circumstances.

Cancellation and Rescission
Notwithstanding any other provision of the Plan or this Agreement, the Participant acknowledges and agrees that the Company may cancel, rescind, suspend, withhold, modify, amend or otherwise limit or restrict this Performance Cash Award (whether vested or not vested) at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if the Participant engages in any “Prohibited Activity.” For purposes of this Agreement, “Prohibited Activity” means: (i) any activity that would enable the Company (or any Subsidiary or Affiliate where the Participant is employed) to terminate the Participant's employment for cause (as defined in the Plan or any employment agreement or other plan or arrangement that covers the Participant); (ii) a material violation of any rule, policy or procedure of the Company (or any Subsidiary or Affiliate where the Participant is employed), including but not limited to the Code of Conduct of the Company (and any such Subsidiary or Affiliate); (iii) before a Change of Control, a failure to be in compliance with any share ownership objectives of the Company applicable to the Participant, or (iv) before a Change of Control, any other conduct or act that the Company determines is injurious, detrimental or prejudicial to any interest of the Company.
The Participant agrees that the cancellation and rescission provisions of this Agreement are reasonable and agrees not to challenge the reasonableness of such provisions, even where forfeiture of this Agreement is the penalty for violation; provided that the Participant may challenge the reasonableness of any forfeiture that occurs after a Change of Control.

No Employment Rights	The grant of the Performance Cash Award shall not be interpreted to form an employment contract between the Participant and the Company or the Participant's employer.
Discretionary Nature of Award
The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time. The grant of the Performance Cash Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of a Performance Cash Award or any other forms of award permitted under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the amount of the cash payment granted and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Participant's employer.

Extraordinary Benefit
The Participant's participation in the Plan is voluntary. The value of the Performance Cash Award and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant's employment (and the Participant's employment contract, if any). Any grant under the Plan, including the grant of the Performance Cash Award, is not part of the Participant's normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

Value of Benefit
The future value of the Actual Payment Amount subject to the Performance Cash Award is unknown and cannot be predicted with certainty. The Company shall not be liable for any foreign exchange rate fluctuation, where applicable, between the Participant's local currency and the United States dollar that may affect the value of the Performance Cash Award or of any amounts due to the Participant pursuant to the settlement of the Performance Cash Award.

No Public Offering
The grant of the Performance Cash Award is not intended to be a public offering of securities in the Participant's country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law). No employee of the Company or its Subsidiaries or Affiliates is permitted to provide the Participant with any legal, tax or financial advice with respect to the grant of the Performance Cash Award. The Participant should carefully review all of the materials related to the Performance Cash Award and the Plan, and the Participant should consult with the Participant's personal legal, tax and financial advisors for professional advice in relation to the Participant's personal circumstances.

Recoupment
Notwithstanding any other provision of this Agreement to the contrary, the Participant acknowledges and agrees that the Performance Cash Award, or any amount received with respect thereto are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any recoupment policy the Company may establish or adopt ("Recoupment Policy") and as the Recoupment Policy may be amended from time to time in order to comply with changes in laws, rules or regulations that are applicable to the Performance Cash Award. The Participant agrees and consents to the Company's application, implementation and enforcement of (a) the Recoupment Policy, and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the Recoupment Policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any amounts acquired under the Plan to re-convey, transfer or otherwise return such amounts to the Company. To the extent that the terms of this Agreement and the Recoupment Policy conflict, the terms of the Recoupment Policy shall prevail.

English Language
If the Participant is resident outside of the United States, the Participant acknowledges and agrees that it is the Participant's express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Cash Award be drawn up in English. If the Participant receives this Agreement, the Plan or any other document related to the Performance Cash Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to the Performance Cash Award or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Data Privacy
The Company and the Participant's employer hereby notify the Participant of the following in relation to the Participant's personal data and the collection, use, processing and transfer of such data in relation to the grant of the Performance Cash Award and the Participant's participation in the Plan pursuant to applicable personal data protection laws. The collection, use, processing and transfer of the Participant's personal data is necessary for the Company's administration of the Plan and the Participant's participation in the Plan, and the Participant's denial and/or objection to the collection, processing and transfer of personal data may affect the Participant's ability to participate in the Plan. As such, the Participant voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
The Company and the Participant's employer hold certain personal information about the Participant, including (but not limited to) the Participant's name, home address, email address, and telephone number, date of birth, social security number, passport number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Cash Awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant's favor for the purpose of managing and administering the Plan (“Data”). Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and the Participant's employer will process Data for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant's country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant's participation in the Plan.
The Company and the Participant's employer will transfer Data as necessary for the purpose of implementation, administration and management of the Participant's participation in the Plan, and the Company and the Participant's employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including but not limited to [UBS Group AG/UBS Group SA/UBS Group Inc. ("UBS")] or any successor or other third party that the Company or [UBS] (or its successor) may engage from time to time. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Participant hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of cash on the Participant's behalf to a broker or other third party with whom the Participant may elect to deposit any cash acquired pursuant to the Plan.
The Participant may, at any time, exercise the Participant's rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of Data, (b) verify the content, origin and accuracy of Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of Data and (d) oppose, for legal reasons, the collection, processing or transfer of Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant's participation in the Plan. The Participant may seek to exercise these rights by contacting the Participant's local HR manager.

Successors and Assigns
The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors or administrators.

Addendum
Notwithstanding any provisions of this Agreement to the contrary, the Performance Cash Award shall be subject to any special terms and conditions for the Participant's country of residence (and country of employment, if different) set forth in an addendum to this Agreement (an “Addendum”). Further, if the Participant transfers the Participant's residence and/or employment to another country reflected in an Addendum to this Agreement at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

Additional Requirements
The Company reserves the right to impose other requirements on the Performance Cash Award and the Participant's participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Performance Cash Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

Severability
The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

Interpretation and Construction
This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in this Agreement or the Plan) shall be binding and conclusive.
All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Agreement (including the provisions relating to termination of employment, death and disability) shall be made in the Company's sole discretion.  Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

Entire Understanding
This Agreement, the Performance Cash Award Letter from the Company, the terms of the Plan and the non-solicitation and non-service agreement attached hereto as Exhibit B constitute the entire understanding between the Participant and the Company and its Subsidiaries and Affiliates regarding this Performance Cash Award. Any prior agreements, commitments, or negotiations concerning this Performance Cash Award are superseded.

Participant's Acknowledgement and Agreement
By accepting the grant of the Performance Cash Award, the Participant acknowledges that the Participant has read this Agreement, the Addendum to this Agreement (as applicable), the Plan, and the non-solicitation and non-service agreement and the Participant specifically accepts and agrees to the provisions therein.